Exhibit 99.1

Ault Alliance Closes on $8.8 Million Additional Senior Secured Debt Financing with Existing Lenders

All Other Senior Secured Debt Repaid by the Company

LAS VEGAS--(BUSINESS WIRE) – July 21, 2023 -- Ault Alliance, Inc. (NYSE American: AULT), a diversified holding company (“Ault Alliance,” or the “Company”), is pleased to announce that it, alongside several subsidiaries, has successfully secured an additional $8.8 million in senior debt financing (the “Loans”) from a group of existing institutional lenders (the “Lenders”). The Company previously borrowed $18.9 million from the Lenders in November 2022, which together with the new Loans, have an aggregate outstanding amount of $24.3 million. The Loans mature on May 7, 2024, accumulate interest at a favorable annual rate of 8.5% and are secured against select assets of the Company and certain of its subsidiaries.

“Our relationship with the Lenders has proven to be a significant asset to the growth and stability of Ault Alliance,” says Milton “Todd” Ault III, Founder and Executive Chairman of the Company. “The Lenders have consistently exhibited supportiveness and a willingness to fuel our future growth endeavors. This favorable borrowing rate is another testament to our relationship.”

Kenneth S. Cragun, Chief Financial Officer, further added, “We have paid off all other senior secured debts at the Company, and the new Loans announced today provide needed working capital to further strengthen our financial position. We are elated to maintain such a solid senior lending relationship and feel incredibly comfortable with the Lenders as our partners for future ventures.”

Loan guarantees have been furnished by Ault Lending, LLC, a subsidiary of the Company, Ault & Company, Inc., an affiliate of the Company, as well as by Milton C. Ault, III, the Company’s Executive Chairman and the Chief Executive Officer of Ault & Company, Inc.

The proceeds from the Loans will primarily be deployed for augmenting working capital and facilitating the general operational needs of the Company. The new Loans were issued with an original issue discount of $1.3 million.

For more information on Ault Alliance and its subsidiaries, Ault Alliance recommends that stockholders, investors, and any other interested parties read Ault Alliance’s public filings and press releases available under the Investor Relations section at www.Ault.com or available at www.sec.gov.

About Ault Alliance, Inc.

Ault Alliance, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, Ault Alliance owns and operates a data center at which it mines Bitcoin and provides mission-critical products that support a diverse range of industries, including metaverse platform, oil exploration, crane services, defense/aerospace, industrial, automotive, medical/biopharma, consumer electronics, hotel operations and textiles. In addition, Ault Alliance extends credit to select entrepreneurial businesses through a licensed lending subsidiary. Ault Alliance’s headquarters are located at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141; www.Ault.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties.

Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8- K. All filings are available at www.sec.gov and on the Company’s website at www.Ault.com.

Ault Alliance Investor Contact:

IR@Ault.com or 1-888-753-2235